Protiviti U.S. Executive Management Savings Plan
(As Amended and Restated Effective July 17, 2023)

Purpose
The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees (as defined below) who contribute materially to the continued growth, development and future business success of Protiviti Inc., a Delaware corporation, and its subsidiaries, if any, that participate in this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan is intended to comply with all applicable law, including Code Section 409A, and shall be operated and interpreted in accordance with this intention.

ARTICLE 1
Definitions
For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1    “Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to (i) the sum of all Company Contributions, plus (ii) amounts credited or debited to the Participant’s account in accordance with this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.
1.2    “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 6, that are entitled to receive benefits under this Plan upon the death of a Participant.
1.3    “Beneficiary Designation Form” shall mean the form, which may be in electronic format, that a Participant completes to designate one or more Beneficiaries in accordance with such procedures established by the Company.
1.4    “Claimant” shall have the meaning set forth in Section 10.
1.5    “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time. The definition of “Code” shall also include related guidance, rules and regulations issued by the
U.S. Department of the Treasury and Internal Revenue Service thereunder.
1.6    “Committee” shall mean the Robert Half Inc. Benefit Plan Committee, which has the authority to delegate any of its administrative responsibilities under this Plan to a subcommittee of the Committee, employees or third parties. For purposes of the Claims Procedures in Article 10, references to the Committee shall be references to the subcommittee of the Committee (if any) to which the fiduciary responsibility to hear and decide claims and appeals has been delegated.
1.7    “Company” shall mean Protiviti Inc., a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.8    “Company Contribution” shall mean an amount contributed by the Company in accordance with Section 3.1.
1.9    “Disability” shall mean complete and total disability, as determined by the Social Security Administration or the Company’s Long Term Disability Plan.
1.10    “Distribution Date” shall mean the date that the distribution of all or a portion of a Participant’s vested Account Balance becomes payable under the Plan. A Participant’s Distribution Date shall be determined based on the event giving rise to the distribution as more fully described in Article 4.
1.11    “Distribution Event” shall have the meaning ascribed to it in Section 4.2(c) hereof.
1.12    “Distribution Method” shall mean a Lump Sum or the Installment Method, selected by the Participant in accordance with this Plan.
1.13    “Election Form” shall mean the form, which may be in electronic format, that a Participant completes in accordance with such procedures established by the Company to indicate the Participant’s distribution election with respect to his or her Account Balance.
1.14    “Eligible Employee” shall mean an Employee who is either a Managing Director or in a classification of Employees designated by the Committee as eligible to participate in the Plan.
1.15    “Employee” shall mean a person who is actively employed by any Employer.
1.16    “Employer(s)” shall mean the Company and/or any of its United States subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Committee to participate in the Plan and have adopted the Plan as a participating Employer.
1.17    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time. The definition of “ERISA” shall also include related guidance, rules and regulations issued by the U.S. Department of Labor thereunder.
1.18    “ICP Deferred Compensation Contributions” shall mean discretionary Company Contributions made to certain Eligible Employees, as determined by the Committee.
1.19    “ICP Contribution Date” shall mean the date that an ICP Deferred Compensation Contribution is contributed to the Plan, which date will occur after the end of any election period specified in the applicable Election Form.
1.20    “Installment Method” shall mean annual installment payments over a period of either five (5) or ten (10) years, selected by the Participant in accordance with this Plan. The amount of each installment shall be calculated by dividing the amount then subject to the installment payment by the number of installments then remaining to be made. The amount subject to installment payments that has not yet been paid shall continue to be credited/debited with additional amounts in accordance with Section 3.3. For purposes of this Plan, the right to receive benefit payments in installment payments shall be treated as the entitlement to a single payment.
1.21    “Lump Sum” means a single distribution that serves as complete payment.

1.22    “Measurement Fund” shall mean the measurement funds selected by the Committee for the purpose of crediting or debiting additional amounts to a Participant’s Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund.
1.23    “Participant” shall mean any current or former Eligible Employee with an amount credited to his or her Account Balance.
1.24    “Plan” shall mean the Protiviti U.S. Executive Management Savings Plan, as amended and restated effective July 17, 2023, which shall be evidenced by this instrument, as it may be amended from time to time.
1.25    “Plan Year” shall mean the calendar year.
1.26    “Retirement” shall mean, with respect to a Participant, any voluntary termination of employment with the Company and its subsidiaries on or after the latest to occur of: (a) the Participant’s 60th birthday, (b) the Participant’s completion of at least 25 years of cumulative service to the Company, Arthur Andersen LLP, Deloitte Touche Tohmatsu, PricewaterhouseCoopers, KPMG International, Ernst & Young International, and/or any of their respective affiliates, or any other industry-related service acceptable to the Committee, and (c) five years after the date that the Participant was first employed by the Company.
1.27    “Scheduled Distribution” shall have the meaning ascribed to it in Section 4.2 hereof.
1.28    “Specified Employee” means a Participant designated by the Committee as a “specified employee” for purposes of Code Section 409A.
1.29    “Termination of Employment” shall mean the separation from service with all Employers and their affiliated companies, voluntarily or involuntarily, for any reason other than death, as determined in accordance with Code Section 409A.
1.30    A “Vesting Determination Date” shall mean a date designated by the Committee for the determination of Participants’ vesting credit.
1.31    A “Year of Service” means each three hundred sixty-five (365) consecutive-day period of service to one or more Employers as an Eligible Employee, beginning on or after May 23, 2002.

ARTICLE 2
Selection, Enrollment, Eligibility
2.1    Selection by Committee. Participation in the Plan shall be limited to the Eligible Employees, which shall constitute a select group of management or highly compensated Employees. From that group, the Committee shall select, in its sole discretion, those individuals who may participate in the Plan and the extent to which each such individual may participate in the Plan, which may vary from Participant to Participant and from Plan Year to Plan Year.
2.2    Enrollment and Eligibility Requirements; Commencement of Participation. Each Eligible Employee who is selected to participate in the Plan shall commence participation in the Plan on the date that the Employee has met all enrollment requirements set forth in this Plan, together with such other enrollment requirements as may be established by the Company from time to time, in its sole discretion, including completing all required documents within the specified time period(s). Each selected Employee who is eligible to participate in the Plan shall submit an Election Form to elect a form and timeframe for the distribution of such Employee’s vested Account Balance as follows: (i) if eligible to participate in the Plan as of January 1, 2015, prior to January 1, 2015; (ii) if first eligible to participate in the Plan after January 1, 2015, within thirty (30) days of first becoming eligible to participate in the Plan; or (iii) by such other deadline as may be established by the Company, in its sole discretion, consistent with Code Section 409A. If an Employee fails to meet all requirements contained in this Section 2.2 within the period(s) required, that Employee shall be deemed to have elected the form and timeframe for a distribution as set forth in Section 4.2(b)(i) hereof.

ARTICLE 3
Company Contributions/Vesting/Crediting/Taxes
3.1    Company Contributions. For each Plan Year, the Company may make discretionary Company Contributions (including ICP Deferred Compensation Contributions) on behalf of selected Participants in accordance with this Section 3.1.
(a)    Eligibility. All Eligible Employees in “good standing,” as determined by the Committee in its sole discretion, are eligible to receive discretionary Company Contributions, subject to Section 3.1(b) below, immediately after being selected to participate in the Plan pursuant to Section 2.2.
(b)    Terms and Conditions. The Committee, in its sole discretion, shall determine the timing and amount of any Company Contribution, together with all terms and conditions applicable thereto, including but not limited to vesting and default Distribution Events.
(c)    Miscellaneous. The amount (if any) of any Company Contribution credited to a Participant hereunder may be smaller or larger than the amount credited to any other Participant.
3.2    Vesting. A Participant’s Account Balance shall be forfeitable upon such Participant’s Termination of Employment for any reason, except to the extent such amounts become vested as described herein.
(a)    The percentage of a Participant’s Account Balance (excluding any amount related to ICP Deferred Compensation Contributions, including earnings thereon) that is vested shall be based on the Participant’s Years of Service as of the most recent Vesting Determination Date, as set forth in the following table:

Years of Service (defined in Section 1.31)	Vested Percentage of Company Contributions
< 10	0%
10 to < 13	40%
13 to < 16	60%
16 to < 20	80%
≥20	100%
(b)    Each ICP Deferred Compensation Contribution will vest as to fifty percent (50%) of the amount thereof (including any earnings thereon) on the first anniversary of the ICP Contribution Date and the remaining fifty percent (50%) (including earnings) will vest on the second anniversary of the ICP Contribution Date.
(c)    The determination as to the number of Years of Service completed by a Participant shall be made by the Committee in its sole discretion; provided that service prior to May 23, 2002 shall not be considered for this purpose.
(d)    In the event of a Participant’s death or Disability, such Participant shall become one hundred percent (100%) vested in his or her Account Balance, including amounts in the Account Balance related to ICP Deferred Compensation Contributions.
(e)    In the sole discretion of the Committee, a Company Contribution may provide for accelerated vesting in the event of a Participant’s Termination of Employment as a result of Retirement. Additionally, the Committee may, in its sole discretion, accelerate the vesting with respect to any Company Contribution upon a Participant’s Termination of Employment.
3.3    Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Company, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:
(a)    Election of Measurement Funds. A Participant shall designate, in a manner determined by the Committee (which may include making an electronic election), one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Account Balance shall be allocated into the Measurement Fund(s), as determined by the Company, in its sole discretion. The Participant may (but is not required to) elect, in a manner determined by the Committee (which may include making an electronic election), to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Company, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence. Notwithstanding the foregoing, the

Company, in its sole discretion, may impose limitations on the frequency with which one or more of the Measurement Funds elected in accordance with this Section may be added or deleted by such Participant; furthermore, the Company, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund.
(b)    Proportionate Allocation. In making any election described in Section 3.3(a) above, the Participant shall specify, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.
(c)    Crediting or Debiting Method. The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant’s Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.
(d)    No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company in its own discretion decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company; the Participant shall at all times remain an unsecured creditor of the Company.
3.4    FICA and Other Taxes.
(a)    Company Contributions. For each Plan Year in which a portion of any Company Contribution credited to a Participant’s Account Balance becomes vested, the Participant’s Employer(s) shall withhold from the Participant’s base salary and/or bonus amounts payable, in a manner determined by the Employer(s), the Participant’s share of FICA, other employment taxes, and other required tax withholdings on such vested Company Contributions. If necessary, the Participant’s Account Balance may be reduced to pay such taxes (and associated income tax withholdings) in accordance with Code Section 409A.
(b)    Distributions. The Participant’s Employer(s) shall withhold from any payments made to a Participant under this Plan all federal, state and local income and other taxes required to be withheld by the Employer(s) in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s).
(c)    Income Inclusion Under Code Section 409A. In the event that any portion of a Participant’s Account Balance is required to be included in income by the Participant prior to receipt of any distribution under this Plan resulting from a violation of the requirements of Code Section 409A, the Participant’s Employer shall withhold from such

Participant all federal, state and local income, employment and other taxes required to be withheld by the Employer in connection with such income inclusion in amounts and in a manner determined in the sole discretion of the Employer.

ARTICLE 4
Distribution
4.1    Distribution. A Participant who incurs a Termination of Employment shall receive a distribution of his or her entire vested Account Balance, calculated and paid to the Participant in accordance with the provisions set forth in Section 4.2 below, or with such other procedures as may be established by the Company in accordance with Code Section 409A.
4.2    Election and Payment of Distribution.
(a)    At the time a Participant initially enrolls in the Plan, the Participant may elect a Distribution Method and a Distribution Event that will, subject to an election pursuant to the next sentence, apply to all future Company Contributions. Additionally, a Participate may, prior to any specific Plan Year, make a separate election as to the Distribution Method and Distribution Event applicable to a Company Contribution for such Plan Year that overrides the initial election made pursuant to the preceding sentence, which will apply solely with respect to such Plan Year. If a Participant does not make any election with respect to the payment of a distribution, then such Participant shall be deemed to have elected to the Distribution Method described in subsection 4.2(b)(i) and the Distribution Event described in subsection 4.2(c)(i).
(b)    Except as otherwise determined by the Committee, a Participant making an election described in Section 4.2(a) may choose from the following Distribution Methods:
(i)    A Lump Sum payable following the Participant’s Distribution Event; or
(ii)    The Installment Method, commencing upon the Participant’s Distribution Event, with the first installment payable following the Distribution Event and each subsequent installment payable following each anniversary thereof.
(c)    Except as otherwise determined by the Committee, a Participant making an election described in Section 4.2(a) may choose from the following events (each, a “Distribution Event”):
(i)    The Participant’s Termination of Employment;
(ii)    The First Anniversary of the Participant’s Termination of Employment; or
(iii)    The Fifth Anniversary of the Participant’s Termination of Employment.
(d)    Subject to Section 4.1, a Participant can make an election in accordance with rules established by the Committee to have a portion of his or her Account Balance attributable to ICP Deferred Compensation Contributions, including earnings thereon, distributed in a Lump Sum on a fixed date prior to Termination of Employment (a “Scheduled Distribution”), as specified in any applicable Election Form, but only to the extent that the Participant’s rights to such amounts have vested in full on or before the Scheduled

Distribution Date. The Participant may alternatively designate that such ICP Deferred Company Contributions be paid upon the dates the Participant’s rights to such amounts become vested pursuant to the terms of this Plan or he or she may make distribution elections as provided in subsections (a) through (c) above, including the default result in the absence of any election.
(e)    Notwithstanding anything to the contrary in this Agreement, if a Participant’s Distribution Event is the Participant’s Termination of Employment and such Participant is a Specified Employee at the time of the Termination of Employment, then the Distribution Date for such Participant shall be delayed. In such case, payment will be made as soon as administratively practicable after the date six (6) months and one (1) day following the date of the Participant’s Termination of Employment. If the Participant dies following Participant’s Termination of Employment, but prior to the six (6) month anniversary of the Participant’s Termination of Employment, then the Participant’s benefit shall be paid in accordance with Section 5.1 below.
4.3    Postponing Distributions. A Participant may elect to postpone a Distribution Event or Scheduled Distribution elected hereunder, and have the applicable amount paid out on an allowable alternative Distribution Event (or, solely with respect to ICP Deferred Compensation Contributions, Scheduled Distribution) designated by the Participant in accordance with this Section 4.3. In order to postpone a Distribution Event or Scheduled Distribution, the Participant must make an election in a manner determined by the Committee (which may include making an electronic election) in accordance with the following criteria:
(a)    Such election must be submitted at least twelve (12) months prior to the Participant’s previously designated Distribution Event or Scheduled Distribution;
(b)    The new Distribution Event or Scheduled Distribution selected by the Participant must occur five (5) years after the previously designated Distribution Event or Scheduled Distribution; and
(c)    The election of a new Distribution Event or Scheduled Distribution shall have no effect until at least twelve (12) months after the date on which the election is made.

ARTICLE 5
Death Benefit
5.1    Death Benefit. In the event of a Participant’s death, The Participant’s Beneficiary(ies) shall receive a distribution equal to the Participant’s entire Account Balance, calculated on or about the fifth day of the month after the Company receives notice of Participant’s death, which will be paid to the Participant’s Beneficiary(ies) in a Lump Sum as soon as administratively practicable thereafter.

ARTICLE 6
Beneficiary Designation
6.1    Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the

Plan to a beneficiary upon the death of a Participant under such rules as shall be established by the Company. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.
6.2    Beneficiary Designation; Change; Spousal Consent. A Participant shall designate his or her Beneficiary by completing the Beneficiary Designation Form, and returning it to the Company or its designated agent in accordance with such rules and procedures established by the Company. A Participant shall have the right to change a Beneficiary by completing and otherwise complying with the terms of the Beneficiary Designation Form and the Company’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse or domestic partner as a Beneficiary, the Company may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Company, executed by such Participant’s spouse or domestic partner and returned to the Company or its designated agent. Upon the proper completion of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled and the Company shall be entitled to rely on the last Beneficiary Designation Form received from the Participant in accordance with the applicable rules and procedures adopted with respect to the filing of such forms prior to his or her death.
6.3    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until completed and submitted in accordance with the rules and procedures established by the Company for this purpose.
6.4    No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 6.1 and 6.2 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse or domestic partner. If the Participant has no surviving spouse or domestic partner, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.
6.5    Doubt as to Beneficiary. If there is any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.
6.6    Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Company from all further obligations under this Plan with respect to the Participant.

ARTICLE 7
Termination of Plan, Amendment or Modification
7.1    Termination of Plan. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate its participation in the Plan at any time in the future. Accordingly, each Employer reserves the right to terminate its participation in the Plan. In addition, the Committee retains the right to terminate the Plan at any time. In the event of the termination of an Employer’s participation in the Plan (or the Committee’s termination of the Plan as a whole), the termination shall occur in a manner consistent with the requirements of Code Section 409A.
7.2    Amendment. The Committee may, at any time, suspend, amend or modify the Plan in whole or in part.
7.3    Effect of Payment. The full payment of the Participant’s vested Account Balance under the Plan shall fully and completely discharge all Employers and the Company from all further obligations under this Plan with respect to the Participant and his or her Beneficiaries.

ARTICLE 8
Administration
8.1    Duties. The Committee shall have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (ii) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company. The Committee may delegate some or all of its powers and authority under this Plan.
8.2    Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.
8.3    Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
8.4    Indemnity of Committee. To the maximum extent permitted by applicable law, each member of the Committee and its delegees, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
8.5    Employer Information. To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information on all matters relating to the Plan, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Disability, death or Termination of

Employment of its Participants, and such other pertinent information as may be reasonably required.

ARTICLE 9
Other Benefits and Agreements
9.1    Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 10
Claims Procedures
10.1    Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan and such claim must state with particularity the determination desired by the Claimant. It is the responsibility of the Claimant to make sure this requirement is met.
10.2    Notification of Committee’s Initial Decision. The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim. If the Committee determines that special circumstances require an extension of time to process the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety-day period. In no event shall such extension exceed a period of ninety (90) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision. The Committee shall notify the Claimant in writing:
(a)    that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
(b)    that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)    the specific reason(s) for the denial of the claim, or any part of it;
(ii)    specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
(iii)    a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;
(iv)    an explanation of the claim review procedures and applicable time limits applicable to such procedures; and

(v)    a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following the exhaustion of the claim review procedures.
10.3    Right to Request Review of a Denied Claim. On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file an appeal with the Committee. If a written appeal is not made within such sixty-day period, the Claimant will forfeit his or her right to appeal. The Claimant may:
(a)    upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;
(b)    submit written comments or other documents; and/or
(c)    request a hearing, which the Committee, in its sole discretion, may grant.
10.4    Decision on Appeal. The Committee shall render its decision on appeal promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for an appeal. If the Committee determines that special circumstances require an extension of time for processing the appeal, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty-day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision. In rendering its decision, the Committee shall consider all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial claim denial.
The decision on appeal must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)    specific reasons for the decision;
(b)    specific reference(s) to the pertinent Plan provisions upon which the decision was based;
(c)    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relied on by the Committee to decide the appeal; and
(d)    a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).
10.5    Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 10 and exhaustion of the claim procedures herein is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan. Unless specifically provided otherwise pursuant to applicable law, any legal action with respect to any claim for benefits under this Plan must be brought within one year after the date of the Committee’s final decision.

ARTICLE 11
Miscellaneous
11.1    Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (i) in a manner consistent with that intent, and (ii) in accordance with Code Section 409A.
11.2    Calculations. If a calculation date set forth herein is not a business day, the first business day immediately preceding the calculation date shall be used to determine the value for the calculation date.
11.3    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
11.4    Employer’s Liability. An Employer’s liability for the payment of benefits shall be defined only by the Plan. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.
11.5    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse or domestic partner as a result of a property settlement or otherwise. Notwithstanding anything in this Plan to the contrary, the Company may establish procedures for the payment of all or a portion of a Participant’s Account Balance pursuant to a domestic relations order which would otherwise qualify a “qualified domestic relations order” under Code Section 414(p) if this Plan were qualified under Code Section 401(a).
11.6    Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be “at-will”, meaning that it is not for any specified period of time and can be terminated by the Participant or his or her Employer at any time, with or without advance notice, and for any or no particular reason or cause. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to interfere with the right of any Employer to discipline or discharge the Participant at any time.
11.7    Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Company, Employer and/or Committee (as applicable) by furnishing any and all information requested, and take such other actions as may be requested, in order to facilitate the administration of the Plan and the payments of benefits hereunder.
11.8    Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.
11.9    Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
11.10    Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.
11.11    Notice. Any notice or filing required or permitted under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail or overnight delivery service, to the addresses below:
Protiviti Inc.
Attn:    Protiviti U.S. Executive Management Savings Plan Plan Administrator
2613 Camino Ramon San Ramon, CA 94583
Protiviti Inc.
Attn:    Office of General Counsel 2884 Sand Hill Rd Ste 200 Menlo Park, CA 94025

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, or overnight delivery service as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail or overnight delivery service, to the last known address of the Participant.
11.12    Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.
11.13    Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.
11.14    Incompetent. If the Company determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Company may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
11.15    Court Order. The Company is authorized to comply with any court order in any action in which the Plan or the Company has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under the Plan as set forth in such procedures as the Company may establish pursuant to Section 11.5. Notwithstanding the foregoing, the Company shall interpret this provision in a manner that is consistent with Code Section 409A and other applicable tax law.
11.16    Distribution in the Event of Income Inclusion under Code Section 409A. If any portion of a Participant’s Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a violation of the requirements of Code Section 409A, the Participant may petition the Company, as applicable, for a distribution of that portion of his or her Account Balance that is required to be included in his or her income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Participant’s Employer shall distribute to the Participant immediately available funds in an amount equal to the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to meet the requirements of Code Section 409A, which amount shall not exceed the Participant’s unpaid vested Account Balance under the Plan. Such a distribution shall affect and reduce the Participant’s benefits to be paid under this Plan.